                                                                   EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") by and between WITNESS SYSTEMS, INC., a Delaware corporation ("Company"), and DAVID GOULD ("Executive") is hereby entered into as of the 2nd day of February, 1999 (the "Effective Date").

         In consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

         1. Employment and Duties. Company shall employ Executive as Chief Executive Officer during the term of his employment as set forth in this Agreement and Executive hereby accepts such employment. Executive shall report to the Board of Directors of Company and shall have duties and responsibilities as set forth on EXHIBIT A and/or as may be assigned, from time to time, by the Board of Directors of Company (the "Duties").

         2.   Compensation.

              A. Base Salary and Guaranteed Bonus. During the Term (as defined below), Company shall pay to Executive a base salary ("Base Salary") of Two Hundred Twenty-Five Thousand and No/100 Dollars ($225,000.00) per year (subject to annual review and adjustment beginning in December 1999), payable in arrears in accordance with the Company's standard payroll practices for senior executives (but in no event less frequently than in equal semi-monthly payments). In the event of a Disability, to the extent payments are received under an employer-sponsored disability program, the payments of Base Salary hereunder are to be reduced by an amount equal to such disability payments. The Company shall pay to Executive a bonus (the "Guaranteed Bonus") equivalent to the sum of (i) the amount of interest due and payable pursuant to those certain promissory notes to be delivered to Company by Executive in connection with Executive's purchase of shares of Company's common stock within the six month period immediately following the Effective Date (the "Notes"), and (ii) the aggregate amount of tax liability incurred by Executive by reason of Guaranteed Bonus payments pursuant to this Section 2.A., for so long as interest remains due and payable under either of the Notes. The Guaranteed Bonus shall be payable annually, with the first such payment being due and payable on the first day of the first month in which interest is due and payable under either of the Notes. Company's obligations to pay the Guaranteed Bonus pursuant to this Section 2.A. shall continue for so long as interest remains due and payable under either of the Notes, notwithstanding the earlier termination of this Agreement or Executive's employment with Company.

              B. Incentive Compensation. During the Term of this Agreement, Executive shall be eligible for annual incentive compensation (the "Incentive Compensation"), provided that the Goals (as defined below) of said program are met by Executive. The Incentive Compensation program shall be based upon the achieving of certain revenue and/or profit goals and/or other goals proposed by Executive and approved by the Company's Board of Directors (the "Goals"). The Incentive Compensation Program shall target an annual bonus of Forty Thousand and No/100 Dollars ($40,000.00) for Executive's first year of employment. Upon the establishment of the program and Goals, the parties agree to attach the terms and conditions thereof hereto as EXHIBIT B, which shall constitute a part of this Agreement.

              C. Employee Benefit Programs. Executive shall be eligible to participate in all employee benefit programs generally available to senior management employees of the Company, including medical and hospitalization programs, and employee stock option and bonus plans generally made available to employees of Executive's employment status, now or hereafter made available, subject to the terms and conditions of such programs, including eligibility. It is understood that Company reserves the right to modify and rescind any program or adopt new programs in its sole discretion. Company may, in its sole discretion, maintain key man life insurance on the life of Executive and designate Company as the beneficiary. Executive agrees to execute any documents necessary to effect such policy.

              D. Vacation. Executive shall accrue four (4) weeks of vacation during each calendar year during the term of this Agreement (with such vacation time pro-rated for 1999). Vacation time shall be taken at such time as not to materially interfere with the business of Company. Vacation time may not be carried forward from one (1) calendar year to another.

              E. Stock Awards and Option Grants. Executive shall be entitled to receive options to acquire shares of the Company's Common Stock and awards of shares consistent with the agreements attached as Schedule A.

              F. Business Expenses. The Executive shall be entitled to be reimbursed for reasonable business expenses incurred by him in connection with his services hereunder in accordance with the Company's policies and procedures for its senior executives.

         3. Relocation. Employee shall relocate his primary personal residence to the greater Atlanta area and be entitled to reimbursement for the reasonable costs of moving his primary household's furnishings, including the costs of packing, loading, transporting and unloading by a professional moving company ("Moving Costs"). Employee shall provide estimates of Moving Costs for prior Board approval. Employee agrees to maintain receipts and other records necessary for the Board to determine that such requested reimbursements are for reasonable expenses. In addition to reimbursement for Moving Costs incurred with respect to his relocation to the greater Atlanta, Georgia area, Employee shall be reimbursed for the reasonable costs of disposing of his current residence, including actual realtor's fees, legal fees, closing costs, and up to two (2) prepaid interest points on the purchase of a home in the Atlanta area ("Real Estate Costs"); provided, that Employee secures the Board's prior approval (which approval shall not be unreasonably withheld) for each such amount, and provided further that the maximum reimbursement for Moving Costs and Real Estate Costs be One Hundred Thousand and NO/100 Dollars ($100,000.00). Executive shall also be reimbursed for two (2) months mortgage payments on his home in the Boston area if he continues to own such home while also having purchased a home in the Atlanta area. To the extent payments to Executive by Company pursuant to this Section 3 are taxable to Executive, Company shall reimburse Executive for such tax liability.


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         4.   Term. The term of employment of Executive under this Agreement shall be for a period of one (1) year (the "Term") commencing on the date hereof and ending on the one (1) year anniversary thereof, subject to earlier termination as provided in Section 5. Unless either party provides written notice to the other party at least thirty (30) days prior to the end of a Term, this Agreement shall automatically renew for successive one (1) year Terms. Notwithstanding the foregoing, Company's obligations to pay the Guaranteed Bonus pursuant to Section 2.A. shall continue for so long as interest remains due and payable under either of the Notes.

         5.   Early Termination.

              A.   For Cause.

                   (i) Notwithstanding the foregoing, Company may terminate the employment of Executive "for cause" (as hereinafter defined) at any time upon written notice effective immediately. For purposes of this Agreement, "Cause" shall mean that, prior to any termination pursuant to this Section 5.A., Executive shall:

                          (1) Have committed a willful act which has a material
                   adverse effect on the Company or its business; or

                          (2) Have been convicted of, or entered a plea of
                   "guilty" or "no contest" to a felony.

         For purposes of this Agreement, no act or failure to act on the part of Executive shall be deemed "willful" if it was due primarily to an error in judgment or negligence, but shall be deemed "willful" only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

         Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors of the Company then in office at a meeting of the Board called and held for such purpose, after reasonable notice to Executive and an opportunity for Executive, together with his counsel (if Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of Executive or his beneficiaries to contest the validity or propriety of any such determination.

                   (ii) Upon termination of Executive's employment for Cause, Company shall have no further obligation to pay any compensation to Executive for periods after the effective date of the termination for Cause, except for Base Salary which accrued as of the termination date and reimbursement for expenses incurred prior to the termination date pursuant to Section 2.F. hereof. In addition, the right to exercise any vested stock option shall terminate immediately following the effective date of the termination of employment for Cause.

              B.   Termination Upon Death or Total and Permanent Disability.


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                   (i)    The employment of Executive shall terminate upon his
death or, ten (10) business days after written notice by Company of termination, upon or during the continuance of the Total and Permanent Disability (as hereinafter defined) of Executive.

                   (ii) Upon termination as a result of death or Executive's Total and Permanent Disability, Company shall have no further obligation to pay any compensation for periods after the effective date of such termination, except for Base Salary which accrued as of the termination date and reimbursement for expenses incurred prior to the termination date pursuant to
Section 2.F. hereof. The term "Total and Permanent Disability" means the suffering by Executive of a Disability for a continuous period in excess of one hundred eighty (180) days, unless extended in writing by Company. A Total and Permanent Disability shall be deemed to commence upon the expiration of such one hundred eighty (180) day period.

                   (iii) For purposes hereof, the terms "Disabled" or "Disability" shall mean the suffering by Executive of a physical or mental condition resulting from bodily injury, disease or mental disorder when renders Executive incapable of continuing his usual and customary duties in an efficient manner as an employee of Company, despite reasonable accommodation on the part of Company. No Disability shall be deemed to exist until Executive shall be unable to perform such duties hereunder for seven (7) consecutive days, and after such Disability continues for seven (7) consecutive days, then the same shall be deemed to have existed from the first (1st) day of such Disability. At the end of any Disability (other than a Disability that results in a Total and Permanent Disability), Executive shall return to work, and this Agreement shall continue as though such Disability had not occurred.

         If Executive desires to return to work at the end of any Disability, but there is a dispute as to whether Executive is able to perform his or her duties hereunder or if there is a dispute as to whether Executive is Disabled or has suffered a Total and Permanent Disability, the issue shall be submitted to a Board of Arbiters consisting of three (3) persons: one (1) physician who specializes in the physical or mental condition which resulted in the Disability (hereinafter referred to as a "Specialist") shall be appointed on behalf of Company by the Board of Directors of Company (with Executive having no vote on this question); the second (2nd) Specialist shall be appointed by Executive and a third (3rd) Specialist shall be appointed by the two (2) Specialists so appointed. If a majority of the Specialists determine that Executive is able to perform his or her duties hereunder on a full-time basis, Executive shall be permitted to return to work under the provisions hereof. Executive agrees to submit medical records requested and to submit to such examination and testing requested by such physician.

              C. Change in Control. In the event of a Change in Control (as hereinafter defined) of Company, and either termination by the Company without Cause or termination by Executive with Good Reason within six (6) months after the Change in Control, Executive shall be entitled to receive, and Company shall pay within ten (10) business days of the date of the termination of employment a lump sum payment equal to twelve (12) times Executive's then monthly Base Salary.

              The term "Change in Control" means:


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                   (i)    approval of the shareholders of Company of a merger,
consolidation or other reorganization in each case, with respect to which persons who were the shareholders of Company immediately prior to such merger, consolidation or other reorganization, immediately thereafter, do not own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the merged, consolidated or reorganized Company's then outstanding voting securities; or

                   (ii) sale of all or substantially all of the assets of Company.

                   (iii) the sale of common stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission (other than a registration statement solely covering an employee benefit plan or corporate reorganization).

              "Good Reason" shall mean any of the events set forth below which are not cured within fifteen (15) days following written notice thereof by Executive to Company:

                   (i)    Any reduction in Executive's Base Salary;

                   (ii) A material reduction in Executive's job function, duties or responsibilities, or a change in Executive's reporting relationship such that he is required to report to someone other than the Company's Board of Directors or the Chairman of the Board;

                   (iii) The failure to have Executive elected to the Company's Board of Directors; or

                   (iv) Any material breach of any of the terms of this Agreement by the Company.

provided, however, that "Good Reason" shall not include a specific event described in the preceding clause (i), (ii), (iii) or (iv) unless Executive actually terminates his employment with the Company within one hundred and twenty (120) days after the occurrence of such event.

              D. Termination by Company Without Cause and Termination by Executive with Good Reason Generally. In the event (i) Company terminates the employment of Executive, except for Cause pursuant to Section 5.A. above, or
(ii) Executive terminates his employment with Good Reason, and the provisions of Section 5.C. above do not apply, Company shall pay Executive, as its sole and exclusive liability hereunder, an amount equal to twelve (12) months of the Executive's then current monthly base salary. Payment hereunder shall be made monthly. In the event Executive finds reasonably comparable employment with a salary and bonus compensation program similar to that provided by Company following the date of termination, the monthly payments shall immediately cease.

         6.   Confidential Information.

              A. Company may disclose to Executive certain Confidential Information (defined below). Executive acknowledges and agrees that Company has a reasonable,


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competitive business interest in the Confidential Information and the
Confidential Information is the sole and exclusive property of Company (or a third party providing such information to Company) and that Company or such third party owns all worldwide rights therein under patent, copyright, trade secret, confidential information, moral right or other property right. Executive acknowledges and agrees that the disclosure of the Confidential Information to Executive does not confer upon Executive any license, interest or rights of any kind in or to the Confidential Information. Executive may use the Confidential Information solely for the benefit of Company while Executive is employed by Company. Except in the performance of services for Company, Executive shall hold in confidence and not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, by any means, or for any purpose, the Confidential Information or any portion thereof. Executive agrees to return to Company, upon request by Company, the Confidential Information and all materials relating thereto.

              B. Executive acknowledges that his obligations with regard to the Confidential Information shall remain in effect while Executive is engaged by Company and for a period of two (2) years thereafter.

         "Confidential Information" shall mean any confidential or proprietary information possessed by Company or relating to Company's business, including, without limitation, any confidential "know-how", trade secrets, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans; provided, however, that Executive shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure; (ii) becomes available to Executive in a manner that is not in contravention of applicable law from a source that is not bound by a confidential relationship with Company or by a confidentiality or other similar agreement; (iii) was known to Executive on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to Executive by Company or one of Company's agents or employees or (iv) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide Company with prompt notice of such requirement so that Company may seek an appropriate protective order prior to any such required disclosure by Executive. Confidential Information may include, but not be limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers, employees and independent contractors and the terms and conditions of this Agreement.

         7.   Non-Solicitation.

              A. Customers. During Executive's employment with Company and for a period of twelve (12) months thereafter (the "Restricted Period"), Executive shall not, on his own


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behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise ("Other Entity"), solicit, contact, call upon, communicate with or attempt to communicate with any customer of Company, or any representative of any customer of Company, with a view to providing products and/or services in the Business of Company provided that the restrictions set forth in this Section 7.A. shall apply only to customers of Company, or representatives of customers of Company, with which Company had contact during the two (2) year period immediately preceding termination of his employment with Company (or shorter period if Executive has not then been engaged by Company for two (2) years). Business of the Company means shall include the design, sale or support of Computer Software. For this purpose, Computer Software shall mean that software which is used by businesses for quality monitoring or performance analysis in a Call Center or Customer Contact Center.

              B. Employees/Independent Contractors. During the Restricted Period, Executive shall not, on his own behalf or on behalf of any Other Entity, recruit or hire, or attempt to recruit or hire, any employees or independent contractors of Company who were employed or engaged by Company, as the case may be, during the one (1) year period prior to the termination of his employment with Company (or shorter period if Executive has not then been engaged by Company for one (1) year).

         8. Non-Competition. During the Restricted Period, Executive shall not on his own behalf or on behalf of any Other Entity, perform the duties and services Executive performs for Company for, or own a material financial interest in, any Other Entity that is competitive with the business of the Company or any of its subsidiaries (as such business is conducted on the first
(1st) day of the Restricted Period) within the following designated counties in the State of Georgia: Cherokee, Clayton, Cobb, DeKalb, Fayette, Forsyth, Fulton, Gwinnett, Henry, and Newton (the "Territory"). The ownership of an interest constituting not more than five percent (5%) of the outstanding debt or equity in a corporation, the shares of which are traded on a recognized stock exchange or traded in the over-the-counter market, even though that corporation may be a competitor of the Company or any of its subsidiaries, shall not be deemed a material financial interest in a competitor.

         9. Acknowledgment. The parties hereto agree that: (i) the Restricted Period and Territory contained in this Agreement are reasonably necessary for the protection of Company's legitimate business interests and that the Territory is the area in which Executive shall perform (or currently perform) services for Company; (ii) by having access to information concerning employees, independent contractors and customers of Company, Executive shall obtain a competitive advantage as to such parties; (iii) Executive's covenants and agreements contained in this Agreement are reasonably necessary to protect the interests of Company in whose favor said covenants and agreements are imposed in light of the nature of Company's Business and Executive's involvement in such Business; (iv) the restrictions imposed by this Agreement are not greater than are necessary for the protection of Company in light of the substantial harm that Company shall suffer should Executive breach any of the provisions of said covenants or agreements and (v) Executive's covenants and agreements contained in this Agreement form material consideration for this Agreement, the Acquisition Agreement and Executive's employment by Company.


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         10.  Remedy for Breach. Executive agrees that the remedies at law of
Company for any actual or threatened breach by Executive of the covenants contained in Sections 6. through 8. of this Agreement would be inadequate and that Company shall be entitled to specific performance of the covenants in such paragraphs, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of such paragraphs, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses (including attorney's fees) which Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants contained in Sections 6. through 8. of this Agreement shall be construed as agreements independent of any other provision of this or any other agreement between the parties hereto, and that the existence of any claim or cause of action by Executive against Company, whether predicated upon this or any other agreement, shall not constitute a defense to the enforcement by Company of said covenants.

         11. No Prior Agreements. Executive hereby represents and warrants to Company that the execution of this Agreement by Executive and Executive's employment by Company and the performance of Executive's duties hereunder shall not violate or be a breach of any agreement with a former employer, client or any other person or entity.

         12. Assignment; Binding Effect. Executive understands that Executive has been selected for employment by Company on the basis of Executive's personal qualifications, experience and skills. Executive agrees, therefore, that Executive cannot assign all or any portion of Executive's performance under this Agreement. Subject to the preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

         13. Complete Agreement. This Agreement is not a promise of future employment. Executive has no oral representations, understandings or agreements with Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between Company and Executive. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

         14. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         To Company:        Witness Systems, Inc.
                            Suite 210
                            1105 Sanctuary Parkway
                            Alpharetta, Georgia 30004
                            Attention: James W. Judson

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

         With a Copy to:       Morris, Manning & Martin, L.L.P.
                               1600 Atlanta Financial Center
                               3343 Peachtree Road, N.E.
                               Atlanta, Georgia 30326
                               Attention: John C. Yates, Esq.

         To Executive:         David Gould
                               1880 Durand Mill Drive
                               Atlanta, Georgia 30307


Notice shall be deemed given and effective three (3) days after the deposit in the U.S. Mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 14.

         15. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This Agreement shall be enforced separately and independently of any other agreement involving the parties hereto. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

         16. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Georgia.

         17. Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties. The obligations of Company pursuant to this Agreement, including without limitation, Company's obligations with respect to payment of the Guaranteed Bonus pursuant to Section 2.A., shall be binding upon Company's successors and assigns.

         18. Counterparts. This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute, but one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                COMPANY:

                                Witness Systems, Inc.



                                By:/s/ James W. Judson, Jr.
                                   -----------------------------------------
                                   Its: Chairman of the Board and Director
                                       -------------------------------------

                                EXECUTIVE:




                                /s/ David Gould
                                --------------------------------------------
                                David Gould


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                                   EXHIBIT A

                            TO EMPLOYMENT AGREEMENT

                              Duties of Executive


OVERALL RESPONSIBILITY:

Chief Executive Officer


         The Chief Executive Officer shall be the chief executive officer of the Corporation and shall have such powers as may be delegated to him by the Board of Directors of the Company. He shall manage the direction and operations of the Company to insure optimal return on both short-term and long-term investment and growth prospects and shall have general and active management of the operations of the Company.